Exhibit 99.1
FOR IMMEDIATE RELEASE

SCS TRANSPORTATION ANNOUNCES SALE OF JEVIC

•	Company To Focus on Growing Profitable Saia Subsidiary and Become

Pure-Play Multi-Region LTL Carrier

•	Corporate Headquarters To Be Relocated To Duluth, Georgia

•	Announces Management and Board Appointments

KANSAS CITY, Mo., June 30, 2006 – SCS Transportation, Inc. (NASDAQ: SCST) today announced that it has completed the sale of Jevic Transportation, Inc. (Jevic), its hybrid less-than-truckload (LTL) and truckload carrier business, to an affiliate of Sun Capital Partners, Inc. (Sun Capital), a leading private investment firm. The transaction includes an estimated cash purchase price of $40 million, subject to a final working capital adjustment, and $12 million in current cash income tax benefits from structuring the transaction as an asset sale for tax purposes.  In addition, the Company estimates transaction fees and related expenses of approximately $1 million.

In connection with the sale of Jevic, the Company expects to record a non-cash after-tax charge of approximately $47 million, or $3.15 per share, in the second quarter of 2006. Jevic will be reflected as a discontinued operation in the Company’s second quarter 2006 financial results.

Bert Trucksess, Chairman and Chief Executive Officer of SCS Transportation, said, “Over the past several months, our Board of Directors, together with its financial advisor, Morgan Keegan, thoroughly and carefully evaluated a range of strategic alternatives with one goal in mind – to enhance value for all shareholders. The Board concluded that Jevic, which has not achieved acceptable levels of profitability for several years, is not core to the long-term direction of the Company and the sale of Jevic is in the best interests of the Company’s shareholders. The Company will now be comprised solely of Saia Motor Freight Line, Inc. (Saia), our leading multi-regional LTL carrier.”

“We are pleased to have completed this transaction with Sun Capital, which we believe is the best outcome for Jevic, as well as SCS Transportation, our employees and shareholders,” continued Mr. Trucksess. “We believe that as a private company, Jevic will be best positioned for a successful turnaround. We are confident that the highly dedicated and hard-working Jevic employees, led by Dave Gorman and his management team, will continue to build and enhance the Jevic brand under new ownership.”

Focus on Saia

Founded in 1924, Saia is a leading multi-regional LTL carrier that serves 30 states across the South, Southwest, Midwest, Pacific Northwest and the West. Saia specializes in offering its customers a range of regional and interregional LTL services, including time-definite and expedited options, and provides selected truckload services. Based in Duluth, Georgia, Saia operates a network comprised of 128 terminals and has approximately 7,100 employees. For the first quarter of 2006, Saia reported revenue of $205 million and operating income of $12 million, increases of 23% and 39%, respectively, over the prior-year quarter. For the full-year 2005, Saia reported revenue of $754 million and operating income of $48 million, excluding a real estate gain, increases of 17% and 35%, respectively, over the prior year.

The Board believes that the Company can best fulfill its upside potential by leveraging Saia’s demonstrated execution capability and favorable growth prospects:

Demonstrated Execution Capability

•	Five-year compounded growth rates of 16% for revenue and 30% for operating income

•	Since 2000, successfully expanded coverage from 12 states to 30 states by integrating three regional carriers

•	Achieved 17 consecutive quarters of year-over-year operating income improvement

•	Increased operating income by 35% for the full year 2005 and 39% in the first quarter of 2006

Favorable Growth Prospects

•	Well-positioned to benefit from continued geographic expansion and industry consolidation

•	Poised to increase share in newer markets, including the Western and upper Midwestern regions of the U.S., where the Saia brand continues to develop

•	Growing high-margin guaranteed and expedited segment with 2005 introduction of industry-leading Xtreme Guarantee® product

•	Recognized leader in the fastest growing LTL segment of high-service 1- and 2-day regional business

•	Opportunity to penetrate 3+ day interregional markets with continued service enhancements as geographic footprint expands

Mr. Trucksess said, “Led by President and CEO Rick O’Dell, Saia is a top-tier LTL service provider that has a solid track record of growth and profit improvement and has significant positive momentum. Saia has successfully increased its tonnage, density and yields and has consistently delivered strong revenue and earnings growth. In addition, Saia has invested substantially in technology, training and business processes to enhance its ability to monitor and manage customer service, operations and profitability. Our Board of Directors strongly believes that Saia is well-positioned for continued profitable growth and value creation and believes that the continued execution of Saia’s strategic initiatives should generate outstanding returns for our shareholders.”

Corporate Headquarters Consolidation and Relocation

As a result of the sale of Jevic, the Company’s corporate headquarters in Kansas City, Missouri will be consolidated and relocated to Saia’s headquarters in Duluth, Georgia. The Company’s Kansas City office currently performs or oversees the treasury, accounting, tax, legal and other holding company functions and employs seven people.

Mr. Trucksess said, “Given the Company’s decision to focus solely on Saia’s operations, we believe that it makes strategic and financial sense to consolidate our corporate functions at Saia’s headquarters in Duluth, Georgia.”

In connection with the consolidation of the corporate headquarters, the Company expects to record a pre-tax charge of $2.8 million, or $0.11 per share, primarily in the second quarter. Due to this consolidation and the elimination of the Jevic segment, the Company expects to achieve annual cost savings of approximately $2 million in 2007.

Management and Board Appointments

In connection with today’s announcements, the Company made the following management and Board appointments:

•	Bert Trucksess will continue to serve as Chairman and CEO through a transition period expected to be completed by calendar year-end, after which he will become non-executive Chairman.

•	Rick O’Dell, Saia’s President, was appointed President of SCS Transportation, effective immediately, and will succeed Mr. Trucksess as CEO following the transition period. Mr. O’Dell has also been appointed to the Company’s Board of Directors with a term expiring at the 2007 Annual Meeting of Shareholders.

•	Jim Darby, Saia’s Vice President of Finance and Administration, will succeed Jim Bellinghausen as Vice President of Finance and Chief Financial Officer of SCS Transportation, effective September 1, 2006. Mr. Bellinghausen will support the transition process through the end of the fiscal year.

Mr. Trucksess said, “Rick O’Dell’s achievements and experience at Saia make him uniquely qualified to lead the Company in its next phase of growth.  We are particularly indebted to Jim Bellinghausen for his substantial past contributions and outstanding performance.  We will continue to benefit from his experience and support as we transition to a single segment company.  I also want to welcome Jim Darby, whose six years of experience at Saia will be invaluable in his new role.”

In light of today’s announcements, the Company plans to rebrand its corporate identity to Saia during the second half of 2006.

Conference Call Information

A conference call to discuss today’s announcements has been scheduled for Monday, July 3, 2006, at 8:30 a.m. (Eastern) / 7:30 a.m. (Central). The conference call can be accessed by dialing toll-free 888-868-9078 (U.S. dial-in) or 973-935-8509 (international dial-in) beginning 10 minutes prior to the start of the call and referencing conference ID number 7587872. A live, listen-only webcast, together with a copy of this news release, is available on the Internet at the Company’s web site: www.scstransportation.com.

For interested individuals unable to join the conference call, a replay will be available by dialing 877-519-4471 (U.S. dial-in) or 973-341-3080 (international dial-in) and referencing conference ID number 7587872. In addition, an online archive of the webcast will be available at the Company’s web site: www.scstransportation.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 120 companies worldwide with combined sales in excess of $30.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen.

About SCS Transportation, Inc.

SCS Transportation, Inc. is a holding company. Its principal asset is Saia, a multi-region LTL carrier based in Duluth, Ga. with approximately 7,100 employees nationwide. Saia focuses on regional and interregional less-than-truckload (LTL), and selected truckload (TL) and time-definite services. For more information, please visit the Company’s websites: www.scstransportation.com and www.saia.com.

Forward Looking Language

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; adjustments to consideration received for the sale of Jevic; indemnification obligations associated with the sale of Jevic; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; integration risks; effectiveness of company-specific performance improvement initiatives; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; the Company’s determination from time to time whether to purchase any shares under the repurchase program; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

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CONTACT: Greg Drown

SCS Transportation

816-714-5906

gdrown@scstransportation.com

Matthew Sherman / Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

asiegel@joelefrank.com